UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2008

Collexis Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-33495	20-0987069
(Commission File Number)	(IRS Employer Identification No.)

1201 Main Street, Suite 980, Columbia, SC (Address of principal executive offices)	29201 (Zip Code)

(803) 727-1113
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 1, 2008, Collexis Holdings, Inc., the registrant, entered into an LLC Interests Purchase Agreement (the “Agreement”) with the members of Lawriter LLC (“Lawriter”), an Ohio limited liability company that provides online legal research services to a consortium of bar associations, including the Ohio State Bar Association. Under the Agreement, we purchased all of the limited liability company interests in Lawriter from OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and the Institute of Legal Publishing, Inc., an Ohio corporation f/k/a Lawriter Corporation (“Lawcorp”), for an aggregate consideration of $9,000,000, or $4,500,000 to each of the sellers, plus the Earnout, if any, as defined and described in more detail below. A copy of the press release we issued on February 4, 2008 announcing the acquisition of Lawriter is attached to this Current Report on Form 8-K as Exhibit 99.1.

Under the terms of Agreement, at the closing:

•	we made a cash payment of $1,125,000 to OSBA;
•	we made a cash payment of $500,000 to Lawcorp; and
•	we issued 666,666 shares of our common stock at an agreed-upon value of $0.75 per share, or $500,000, to Lawcorp.

We also agreed to pay Lawcorp $500,000 on or before February 8, 2008. In addition, we agreed to pay a total of $1,255,000 to OSBA and $3,000,000 to Lawcorp, with the remaining balance to each seller to be paid in four equal installments, respectively, as listed in the table below.

Seller	Payment Date	Payment Amount

OSBA	May 1, 2008	$313,750
	August 1, 2008	313,750
	November 1, 2008	313,750
	February 1, 2009	313,750
		$1,255,000

Lawcorp	February 1, 2009	$750,000
	February 1, 2010	750,000
	February 1, 2011	750,000
	February 1, 2012	750,000
		$3,000,000

With respect to the remaining $2,120,000 consideration due to OSBA, the Agreement provides that we may either:

(a)
credit against the balance of that consideration the monthly fee that would otherwise be payable by the Ohio State Bar Association to Lawriter for the 60 months following the closing (which is estimated to equal a credit of approximately $424,000 per twelve month period or $2,120,000 in total) or

(b)
pay all or any portion of the balance directly to OSBA on a monthly basis for the 60 months following the closing, in which case the Ohio State Bar Association would resume making payments to Lawriter in the ordinary course of business.

Under the terms of the Agreement, we also agreed to pay the Earnout, if any, on a pro rata basis to OSBA and Lawcorp within 20 days following the end of each calendar quarterly period within the Earnout period. From the Earnout, if any, and before we make any Earnout payments to OSBA and Lawcorp, we are to make one-time payments, based on the closing of the acquisition described in this Item 2.01, to those bar associations with which Lawriter had entered into license agreements as of closing. Each of those payments will be determined based on a formula described in the respective license agreements. The Earnout period:

•
begins on the earlier occurrence of (a) the first day of that calendar month on which the aggregate Net Sales derived from the products and services that we acquired under the terms of the Agreement, including intellectual property rights related to the Casemaker® database and software and Collexis-related technology and enhancements that we intend to offer to our customers and clients (collectively, “Legal Research Services”), have been at least $2,750,000 for each of the previous three consecutive calendar months following the closing or (b) the first day of the 18th month following the closing; and

•	ends on the last day of the 60th calendar month thereafter.

The term “Net Sales” means gross revenues derived from Legal Research Services less returns, discounts, allowances, sales taxes and bad debt reserves, as determined in accordance with U.S. generally accepted accounting principles. The term “Earnout” means a lump sum cash payment equal to the product of (x) the Earnout percentage of 3.75%, or 3.9% in certain circumstances, multiplied by (y) Net Sales derived from Legal Research Services during each calendar quarterly period within the Earnout period, reduced by any payment we may be required to make to the consortium of bar associations under the terms of their respective license agreements with Lawriter. The aggregate of any or all Earnout payments, however, cannot exceed $15,000,000.

If we fail to perform any of our obligations to OSBA under the Agreement or the escrow agreement described below and we do not remedy that failure for a 30-day period after we receive notice of the failure from OSBA, OSBA will have the right to take any or all of the following actions:

•	declare all unpaid amounts we owe to OSBA under the Agreement to be immediately due and payable;
•	proceed to exercise its rights under the escrow agreement; and/or
•	proceed with court action against us.

In connection with the transactions contemplated by the Agreement, we also entered into several other agreements, including:

1.    A second amendment to the license agreement between Lawriter and the Ohio State Bar Association dated as of June 20, 2000, as amended as of June 20, 2006. Under the terms of that license agreement, as so amended, the Ohio State Bar Association agreed to the provision of the Agreement described above whereby we can credit against the balance of the consideration we owe OSBA the monthly fee that would otherwise be payable by the Ohio State Bar Association to Lawriter.

2.    A security agreement in favor of Lawcorp to secure the annual installment payments to Lawcorp. Under the terms of the security agreement, we agreed to give Lawcorp a first priority lien and security interest in all of Lawriter’s equipment and accounts receivable earned from the consortium licenses described in the Agreement. Under the terms of the security agreement, we have no cure period if we fail to timely pay Lawcorp any of the installments as noted above. If we failed to timely pay any installment payment as noted above, Lawcorp will have the right, among others, to accelerate all installment payments to be immediately due and payable and to foreclose on the collateral.

3.    An escrow agreement for the benefit of OSBA to place the original database and software and other related products and updates into escrow. Under the terms of the escrow agreement, we will have 30 days (plus any tolling period, if applicable) from any notice thereof by OSBA to cure any material default that occurs under the license agreement with the Ohio State Bar Association or the Agreement, including any default in our obligation to pay an amount owed to OSBA. If we fail to cure any such default within the applicable cure period, OSBA will have the right under the escrow agreement to request the escrow agent to release the escrowed materials and thereafter use the software and products held in escrow to the extent permitted by the escrow agreement, with the scope of any such use depending on the type of default. If OSBA obtains a release of the escrowed materials due to a default under the license agreement with the Ohio State Bar Association, then it may use those materials to service its members and in-state entities. If, on the other hand, OSBA obtains a release of the escrowed materials due to either a material uncured default under the license agreement with the Ohio State Bar Association together with a “consortium default” (as defined below) or a material uncured default under the Agreement, then it shall have the right to receive the escrowed materials, including the right and license to use, sell, or otherwise dispose of the escrowed materials in any manner it sees fit. A “consortium default” would occur only upon the cancellation (excluding the Ohio State Bar Association for this purpose) by more than 20% of the bar associations (excluding the Ohio State Bar Association for this purpose) with which we had an existing license agreement on the closing date (a “consortium license”) at any time during the consortium default period (as defined in the escrow agreement) for and after Lawriter’s failure to cure its material breach (following notice thereof) of its obligation under any such applicable consortium license to provide services to such bar association.

4.    A consulting agreement with Mr. Joseph W. Shea, III, a former director and chief executive officer of Lawriter. Under the consulting agreement, Mr. Shea will receive a monthly salary of $8,334 and customary reimbursement of expenses.

5.    Release agreements with each of OSBA, Lawcorp, the Ohio State Bar Association, Mr. Shea and Mr. Denny L. Ramey, a former chairman and secretary of Lawriter. Under these agreements, each party released Lawriter, us, each of their respective affiliates, successors and assigns and insurers from all claims arising as a result of that party’s relationship as an employee, director or member of Lawriter or a party to a joint venture agreement with Lawriter. In connection with the transactions contemplated by the Agreement, OSBA, Lawcorp, the Ohio State Bar Association and Mr. Shea terminated the joint venture agreement they previously entered into on June 20, 2000.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement and the referenced security agreement and escrow agreement, which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated into this Item 2.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

If and to the extent that the deferred payment obligations to the sellers described above constitute long-term debt obligations, the information in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

In connection with the transactions contemplated by the Agreement, on February 1, 2008, Collexis issued to Lawcorp 666,666 shares of our common stock at an agreed-upon value of $0.75 per share, or $500,000, and Lawcorp entered into an investor agreement in that regard in which Lawriter represented that it was acquiring the shares solely for its own account and without any view towards resale, division or other distribution or disposition. Collexis sold the shares to Lawcorp under an exemption from registration contained in Section 4(2) of the Securities Act of 1933. Lawcorp is an accredited investor, and there was no general solicitation. The share certificates evidencing the shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

On February 1, 2008, we closed the sale of 2,453,333 shares of common stock at $0.75 per share to a single investor in a private offering under the exemption from registration contained in Section 4(2) of the Securities Act of 1933. The investor entered into a subscription agreement in that regard in which the investor represented that the shares issued to it were being issued for its own account for investment, without any intention of selling, further distributing, or otherwise disposing of the shares. There was no general solicitation. We received gross proceeds from the offering of approximately $1,840,000. No placement fees were payable in connection with this offering. The share certificates evidencing the purchased shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

We will file the required pro forma financial statements in an amendment to this report as soon as practicable but not later than 71 days after the date on which this report must be filed.

(b)	Pro Forma Financial Information.

We will file the required financial statements in an amendment to this report as soon as practicable but not later than 71 days after the date on which this report must be filed.

(d)	Exhibits

Exhibit No.	Exhibit

10.1
LLC Interests Purchase Agreement dated February 1, 2008 by and among Collexis Holdings, Inc., Lawriter, Inc., Lawriter LLC, OSBA.COM LLC, and the Institute of Legal Publishing, Inc. and other ancillary parties.

10.2	Security Agreement dated February 1, 2008 by Lawriter LLC in favor of Institute of Legal Publishing, Inc.

10.3	Three Party Escrow Agreement dated February 1, 2008 by and among Collexis Holdings, Inc., OSBA.COM LLC and Escrow Associates, LLC.

99.1	Press release issued by Collexis Holdings, Inc. on February 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: February 4, 2008
By:  /s/ William D. Kirkland

William D. Kirkland
Chief Executive Officer
Chief Financial Officer